Exhibit 5.1

212-373-3000

212-757-3990

May 15, 2018

Virtu Financial, Inc.
300 Vesey Street
New York, New York 10282

Virtu Financial, Inc.
Registration Statement on Form S-3ASR
(Registration No. 333-224683)

Ladies and Gentlemen:

We have acted as special counsel to Virtu Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3ASR (File No. 333—224683) (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”).  You have asked us to furnish our opinion as to the legality of (i) 10,518,750 shares (the “Primary Shares”) of the Company’s Class A common stock, par value $0.00001 per share (the “Common Stock”), offered by the Company and (ii) 6,731,250 shares of Common Stock offered by certain stockholders of the Company (the “Secondary Shares”), in each case, which are registered under the Registration Statement and which are being sold today pursuant to an Underwriting Agreement, dated May 10, 2018 (the “Underwriting Agreement”), by and among the Underwriters named on Schedule I thereto, the Company, Virtu Financial LLC and the selling stockholders party thereto. The Secondary Shares include 2,081,250 shares of Common Stock to be issued to a certain stockholder of the Company upon the exercise of stock options granted under the Virtu Financial, Inc. 2015 Amended and Restated Management Incentive Plan (the “Stock Plan”) and the Nonqualified Option Award Agreement relating to such options to purchase shares of Common Stock granted under the Stock Plan (the “Option Agreement”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.                                      the Registration Statement;

2.                                      the preliminary prospectus supplement dated May 8, 2018 (the “Preliminary Prospectus”);

3.                                      the final prospectus supplement dated May 10, 2018 (the “Final Prospectus”);

4.                                      the Underwriting Agreement; and

5.                                      the Stock Plan and the Option Agreement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Primary Shares, certified by the Company, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below.  We have also relied upon oral and written statements of officers and representatives of the Company, the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.                                      The Primary Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, the Primary Shares will be validly issued, fully paid and non-assessable.

2.                                      The Secondary Shares have been duly authorized by all necessary corporate action on the part of the Company and are, or when issued, delivered and paid for in accordance with the terms of the Stock Plan and the Option Agreement, will be, validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware.  Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the base prospectus included in the Registration Statement and in the Preliminary Prospectus and in the Final Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP